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                                                                   EXHIBIT 10.38

                           BAXTER INTERNATIONAL INC.
                           LONG-TERM INCENTIVE PLAN

1. Adoption

This Long-Term Incentive Plan ("Plan") of Baxter International Inc. ("Baxter") and its subsidiaries (collectively, the "Company"), is adopted pursuant to the Baxter International Inc. 1994 Incentive Compensation Program ("Program") for the purposes stated in the Program. It represents an amendment and restatement of the Baxter International Inc. 1989 Long-Term Incentive Plan. The Plan is intended to comply with the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986 ("IRC"), as amended, and the related income tax regulations issued thereunder.

2. Participants

Participants in this Plan are valued employees of the Company who have been selected by the Compensation Committee of the Board of Directors of Baxter ("Committee"), and to whom the Committee makes awards ("Award") under this Plan. Each Award may consist of any combination of Restricted Stock and Stock Options as each is defined in the Program and under the terms and conditions contained in the Program and this Plan.

3. Restricted Stock Awards

  3.1 Upon the grant of an Award, a stock certificate for the shares of Restricted Stock awarded shall be issued in the participant's name and deposited, together with a stock power endorsed in blank by the participant, with the Company. Each certificate will include a restrictive legend as provided in the Program.

  3.2 The Committee shall assign to each participant a target number of shares of Restricted Stock ("Annual Target Award") that can be earned for a calendar year (or portion of such calendar year) ("Plan Year"). The Committee also shall establish a) Company performance goals for the Plan Year which will include one or more of the following measures: net income growth, operational cash flow, sales growth, the Common Stock price of Baxter, earnings per share, total shareholder return, and inventory turns ("Company Performance Criteria"), and b) the method for determining the percentage of each participant's Annual Target Award that is earned by the participant based upon the achievement of the Company Performance Criteria for the Plan Year. The terms described in the preceding two sentences must be established by April 1 of the Plan Year, and such terms shall not thereafter be changed, except as permitted by paragraph 3.3.

  3.3 By March 31 of each year, the Committee shall assess the extent to which the Company has achieved the Company Performance Criteria for the preceding Plan Year, based on the Company's publicly reported results. The Committee shall exclude the effect of acquisitions, divestitures, changes in accounting principles, significant and unplanned currency rate fluctuations and other extraordinary or non-recurring events which occurred during the Plan Year when assessing the extent to which the Company has achieved the Company Performance Criteria for such Plan Year, but only if such exclusion would enhance the Company's performance relative to the Company Performance Criteria. The exclusion authorized by the preceding sentence shall only apply to the extent it is consistent with IRC Section 162(m)(4)(C) and the related regulations described above. The Committee shall then determine the percentage of each participant's Annual Target Award that is earned for the Plan Year based upon the terms described in paragraph 3.2 above. The Committee, however, has the discretion to reduce the earned percentage determined under the preceding sentence. The Committee's determination shall be consistent with IRC Section 162(m)(4)(C) and the related regulations described


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above. No participant shall earn more than 50,000 shares of Restricted Stock under this Plan for any Plan Year for which the participant is subject to IRC
Section 162(m). The Committee may exercise discretion in the determination of the percentage of the Annual Target Award that is earned under the Plan with respect to participants who are not subject to IRC Section 162(m).

  3.4 Shares of Restricted Stock are earned as of December 31 of the Plan Year in which the Company achieves the Company Performance Criteria. Shares of Restricted Stock which have been earned shall become vested, unless previously vested or forfeited pursuant to sections 5.1 or 5.2 of this Plan, on December 31 of the Plan Year after the Plan Year in which they are earned.

  3.5 When a participant's rights to Restricted Stock become vested, the participant shall be entitled to shares of Baxter's common stock, $1.00 par value, ("Common Stock"), free and clear of all restrictions, except as otherwise provided in section 10.5 of the Program. The certificates representing these shares shall be delivered to the participant within 30 days after the date such rights become vested.

4. Stock Options

  4.1 Upon the grant of an Award, a certificate for the Stock Options awarded shall be issued in the participant's name advising the participant of the number of Stock Options awarded to him or her.

  4.2 Subject to the terms and conditions of the Program, the Committee shall determine the number, type, and terms of the Stock Options to be awarded under the Plan to each participant. Stock Option awards are subject to the following specific limitations. Each Stock Option shall expire on the earlier of the date provided by the option terms or the date which is 10 years and one day after the date of grant. The option price per share ("Option Price") for any Stock Option awarded shall not be less than the greater of par value or the Fair Market Value (as defined in the Program) of a share of Common Stock on the date the Stock Option is awarded. Each Stock Option awarded under the Program shall be a "nonqualified stock option" for tax purposes unless the Stock Option satisfies all of the requirements of section 422 of the Internal Revenue Code of 1986, as amended, and the Committee designates such Stock Option as an "Incentive Stock Option". No person shall receive, in any calendar year, Stock Options which, in the aggregate, represent more than 500,000 shares of Common Stock.

5. General Provisions

  5.1 If a participant's employment by the Company is terminated, with or without cause, for any reason other than death or disability before the Restricted Stock vests as provided in section 3.4 (even if the shares of Restricted Stock have been earned as provided in section 3.4), then the participant shall forfeit all rights to Restricted Stock, except as otherwise determined by the chairman of the board and chief executive officer of Baxter (and, in the case of officers of Baxter, approved by the Committee).

  5.2 If a participant's employment by the Company is terminated by death or disability prior to such vesting, then all of the Restricted Stock awarded to the participant under this Plan, but not previously vested, shall be vested on the effective date of the participant's employment termination, whether or not earned as provided in section 3.2.

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  5.3 Shares of Restricted Stock granted under the Baxter International Inc.
1989 Long-Term Incentive Plan, pursuant to the Baxter International Inc. 1987 Incentive Compensation Program ("1987 Program"), and which are not vested as of the date on which this Plan is adopted by the Committee, shall be governed by the provisions of this Plan to the extent that they do not conflict with the 1987 Program. Shares of Restricted Stock previously granted under this Plan, pursuant to the 1994 Program, and which are not vested as of the date on which this Plan is adopted by the Committee, shall be governed by the provisions of this Plan to the extent that they do not conflict with the 1994 Program.

  5.4 This Plan does not constitute a contract of employment or continued service. Participation in this Plan does not give any participant the right to be retained as an employee of the Company or any right or claim to any benefit under this Plan unless such right or claim has specifically accrued under the terms of this Plan.